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                                                             EXHIBIT 5-b


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Bell Atlantic                                   Darlene D. Kleiner
1095 Avenue of the Americas                     Counsel
Room 3869
New York, NY 10036                                        [BELL ATLANTIC LOGO]
212 395-6299 Fax 212 575-6386
E-Mail: darlene.d.kleiner@BellAtlantic.com

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                                                              September 30, 1998




Bell Atlantic - Washington, D.C., Inc.
1710 H Street, N.W.
Washington, D.C. 20006

      Re:  Registration Statement
           on Form S-3 under the Securities Act of 1933

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") which Bell Atlantic - Washington, D.C., Inc., a New York corporation (the "Company"), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering one or more series of up to $40,000,000 of aggregate principal amount of debt securities (the "Securities") of the Company, to be issued under an Indenture dated as of February 1, 1993 between the Company and Crestar Bank, Trustee.

        I am Counsel for Bell Atlantic Corporation, the parent corporation of the Company. I have reviewed the Registration Statement, the Company's Certificate of Incorporation and By-Laws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as deemed appropriate for the purpose of giving this opinion.

        Based upon the foregoing, it is my opinion that:

               1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.
               2. The execution and delivery of the Indenture have been duly authorized by the Company by appropriate corporate action, and
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Bell Atlantic-Washington, D.C., Inc.
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                    assuming due authorization, execution and delivery thereof by the Trustee, the Indenture is a valid and binding agreement in accordance with its terms.

               3. Upon issuance of the Securities, in accordance with the terms of the resolutions relating thereto of the Board of Directors of the Company and the Indenture, and receipt of payment therefor, and in accordance with the terms of legally required consents, approvals, authorizations and other orders of the Securities and Exchange Commission and any other regulatory authorities, the Securities will be legally issued and binding obligations of the Company.

        I am admitted to practice in the State of New York. This opinion is limited to the laws of such state, the corporation laws of the State of Delaware and the federal laws of the United States. There is no intention, express or implied, to render this opinion under the laws of other jurisdictions or with respect to any law not effective as of the date hereof.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

                                                         Very truly yours,

                                                         /s/ Darlene D. Kleiner
                                                             Darlene D. Kleiner